Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
February 4, 2021	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, February 4 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2020.
Summary
•Consolidated net sales increased 5.6% to a second quarter record $375.0 million versus $355.1 million last year. Retail net sales grew 19.5% to $222.6 million while Foodservice net sales declined 9.7% to $152.4 million.
•Excluding all Omni Baking sales attributed to a temporary supply agreement that was terminated effective October 31, 2020, consolidated net sales increased 7.3%.
•Consolidated gross profit increased 7.0% to a second quarter record $106.8 million.
•Consolidated operating income grew 8.4% to $58.6 million.
•Net income was $1.62 per diluted share versus $1.58 per diluted share last year.
CEO David A. Ciesinski commented, “We were very pleased to report record sales and gross profit for our fiscal second quarter despite all the challenges posed by the impacts of COVID-19. I truly appreciate the ongoing contributions and sacrifices of all the Lancaster Colony associates that led to these strong results in the face of very difficult circumstances. The top priorities for our business remain the health, safety and welfare of our employees and continuing to play our part in the country’s vital food supply chain.”
“In the fiscal second quarter, growth in our core Retail business was driven by higher demand for at-home food consumption due to the impacts of COVID-19 along with the success of our licensing program. Olive Garden® dressings, Chick-fil-A® sauces and Buffalo Wild Wings® sauces were noted contributors to the Retail sales gains. In Foodservice, the growth of quick-service restaurant and pizza chain customers in our mix of national chain restaurant accounts remains a source of strength in the current environment.”
“Looking ahead to our fiscal third quarter, we expect net sales to benefit from continued gains in Retail for dressings and sauces sold under exclusive license agreements. We anticipate the impacts of COVID-19 will remain a headwind for our manufacturing costs while commodities and freight expense are expected to become increasingly inflationary. Our ongoing cost savings programs and net price realization efforts will help to offset these higher costs. Our ERP initiative, Project Ascent, is progressing as planned as we move through the testing phase with implementation on track to commence in early fiscal 2022.”

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Second Quarter Results
Lancaster Colony’s consolidated net sales increased 5.6% to a second quarter record $375.0 million versus $355.1 million last year. Excluding all Omni Baking Company sales, which totaled $0.9 million this year versus $6.3 million last year, consolidated net sales increased 7.3%. The Omni Baking sales were attributed to a temporary supply agreement that was terminated effective October 31, 2020. Retail segment net sales grew 19.5% to $222.6 million as the impacts of COVID-19 continued to drive higher demand for at-home food consumption and new products also contributed to the sales gains. The increase in Retail net sales was led by Olive Garden® dressings along with our recently introduced Chick-fil-A® sauces and single-bottle Buffalo Wild Wings® sauces, all of which are produced and sold under exclusive license agreements, in addition to strong growth for our frozen bread products. In the Foodservice segment, net sales declined 9.7% to $152.4 million as demand remained constrained by the impacts of COVID-19. Excluding all Omni Baking sales, Foodservice net sales declined 6.8%.
Consolidated gross profit increased 7.0% to a second quarter record $106.8 million compared to $99.9 million in the prior year. Gross profit benefited from the strong Retail sales growth and reduced Retail trade spending partially offset by higher manufacturing costs and increased commodity and freight costs. Manufacturing costs continue to reflect the impacts of COVID-19 including higher hourly wage rates for our front-line employees, increased expenditures for personal protective equipment and lower operating efficiencies. Our ongoing cost savings programs also helped to offset some of these costs. We continue to follow the protocols and guidelines provided by government health authorities and make the necessary investments to promote safe operations at all our plants and distribution centers.
SG&A expenses increased $2.5 million to $48.2 million as expenditures for Project Ascent, in support of our ERP project and related initiatives, increased $3.6 million. SG&A expenses also reflect a lower level of consumer spending in the quarter.
Consolidated operating income grew $4.5 million or 8.4% to $58.6 million driven by the Retail sales growth and resulting heavier Retail sales mix partially offset by higher manufacturing costs attributed to the impacts of COVID-19 and increased commodity and freight costs.
Net income increased $1.2 million to $44.6 million, or $1.62 per diluted share, versus $1.58 per diluted share last year. Expenditures for Project Ascent reduced net income by $6.5 million, or $0.23 per diluted share, in the current-year quarter compared to $3.7 million, or $0.14 per diluted share, in the prior-year quarter. Net income was unfavorably impacted by a higher overall effective tax rate of 23.8% in the current-year quarter compared to 21.0% last year.

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Fiscal Year-to-Date Results
For the six months ended December 31, 2020, net sales increased 4.6% to $724.3 million compared to $692.2 million a year ago. Net income for the six-month period totaled $81.7 million, or $2.96 per diluted share, versus the prior-year amount of $84.2 million, or $3.06 per diluted share. In the current-year period, spend for Project Ascent decreased net income by $12.8 million, or $0.46 per diluted share, a favorable adjustment to the contingent consideration for Bantam Bagels increased net income by $4.3 million, or $0.16 per diluted share, and an impairment charge for certain intangible assets of the Bantam Bagels business reduced net income by $0.9 million, or $0.03 per diluted share. In the prior-year period, spend for Project Ascent decreased net income by $5.8 million, or $0.21 per diluted share, and restructuring and impairment charges reduced net income by $0.7 million, or $0.02 per diluted share.
Conference Call on the Web
    The company’s second quarter conference call is scheduled for this morning, February 4, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, operations, and production processes resulting from COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•efficiencies in plant operations;
•dependence on contract manufacturers, distributors and freight transporters, including their financial strength in continuing to support our business;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•difficulties related to the design and implementation of our new enterprise resource planning system;
•cyber-security incidents, information technology disruptions, and data breaches;

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PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

•the potential for loss of larger programs or key customer relationships;
•fluctuations in the cost and availability of ingredients and packaging;
•the ability to successfully grow recently acquired businesses;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the reaction of customers or consumers to price increases we may implement;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•stability of labor relations;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•maintenance of competitive position with respect to other manufacturers;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•adequate supply of skilled labor; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net sales	$375,015	$355,117	$724,252	$692,171
Cost of sales	268,170	255,228	524,753	500,174
Gross profit	106,845	99,889	199,499	191,997
Selling, general & administrative expenses	48,247	45,747	96,445	85,202
Change in contingent consideration	—	64	(5,687)	127
Restructuring and impairment charges	—	—	1,195	886
Operating income	58,598	54,078	107,546	105,782
Other, net	(27)	877	(23)	2,304
Income before income taxes	58,571	54,955	107,523	108,086
Taxes based on income	13,941	11,531	25,814	23,917
Net income	$44,630	$43,424	$81,709	$84,169

Net income per common share: (a)
Basic	$1.62	$1.58	$2.97	$3.06
Diluted	$1.62	$1.58	$2.96	$3.06

Cash dividends per common share	$0.75	$0.70	$1.45	$1.35

Weighted average common shares outstanding:
Basic	27,479	27,443	27,470	27,443
Diluted	27,518	27,489	27,507	27,503

(a)        Based on the weighted average number of shares outstanding during each period.

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PAGE 6 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
NET SALES
Retail	$222,570	$186,210	$416,295	$352,287
Foodservice	152,445	168,907	307,957	339,884
Total Net Sales	$375,015	$355,117	$724,252	$692,171

OPERATING INCOME (a)
Retail	$60,720	$43,462	$103,378	$82,478
Foodservice	18,336	26,920	45,757	53,895
Nonallocated Restructuring and Impairment Charges	—	—	—	(886)
Corporate Expenses	(20,458)	(16,304)	(41,589)	(29,705)
Total Operating Income	$58,598	$54,078	$107,546	$105,782
(a)        Effective July 1, 2020, certain indirect costs that were historically allocated to the Retail and Foodservice segments are being presented within corporate expenses. These changes had no effect on previously reported consolidated net sales, operating income, net income or earnings per share. Please refer to the Company’s 8-K filing dated November 4, 2020 for additional details, including historical business segment information that has been retroactively conformed to the current presentation.

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2020	June 30, 2020
ASSETS
Current assets:
Cash and equivalents	$216,381	$198,273
Receivables	87,530	86,604
Inventories	109,047	85,048
Other current assets	13,306	15,687
Total current assets	426,264	385,612
Net property, plant and equipment	314,630	293,288
Other assets	313,416	314,453
Total assets	$1,054,310	$993,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,066	$71,433
Accrued liabilities	52,562	54,826
Total current liabilities	140,628	126,259
Noncurrent liabilities and deferred income taxes	87,322	83,794
Shareholders’ equity	826,360	783,300
Total liabilities and shareholders’ equity	$1,054,310	$993,353
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